Exhibit 99.1
News Release
Axalta Coating Systems 2001 Market Street Suite 3600 Philadelphia, PA 19103 USA	Contact Christopher Mecray D +1 215 255 7970 Christopher.Mecray@axaltacs.com

For Immediate Release

Axalta Releases Second Quarter 2015 Results

•	Net sales of $1.1 billion, an increase of 8.2% versus Q2 2014 excluding negative foreign currency translation

•	Adjusted EBITDA of $255.5 million increased 15.6% from $221.1 million in Q2 2014, with an Adjusted EBITDA margin of 23.4% up from 19.6% in Q2 2014

•	Volume growth of 5% year-over-year overall with growth in all regions and all segments
PHILADELPHIA, PA, August 4, 2015 - Axalta Coating Systems Ltd. (NYSE:AXTA) (“Axalta”), a leading global coatings company, announced its financial results for the second quarter ended June 30, 2015.
“We are very pleased with our second quarter results, which beat our expectations in most business areas as we continue to execute our strategy of unlocking Axalta’s growth potential while also maximizing overall business efficiency and profitability. Progress on both of these core goals was made during the quarter, with volumes growing solidly and our productivity plans on target. In spite of a challenging economic backdrop in certain countries and ongoing volatility in foreign currency, Axalta’s key end-markets remain fundamentally stable and even robust in certain areas,” said Charles W. Shaver, Axalta’s Chairman and Chief Executive Officer. “Given our solid first half results, we continue to expect to meet our financial goals for 2015 and have raised the low-end of our Adjusted EBITDA guidance as a reflection of this performance to date.”
Second Quarter Consolidated Financial Results
Net sales of $1.1 billion for the second quarter of 2015 represented an 8.2% increase year-over-year excluding negative foreign currency translation, and a decrease of 2.9% on an as-reported basis. This net sales growth was driven by 4.8% volume increases, including growth in all regions and strong double-digit growth in Asia Pacific, reflecting the ongoing ramp-up in China new vehicle builds related to new business for Axalta. Higher average selling prices in the quarter added 3.4% to net sales, while unfavorable foreign currency translation reduced net sales by 11.1%.
Adjusted EBITDA of $255.5 million for the second quarter represented an increase of 15.6% year-over-year while Adjusted EBITDA margins expanded to 23.4% from 19.6% reported in Q2 2014. This result reflected the positive effect of volume growth across both of our segments, pricing benefits in select end-markets, as well as a moderate benefit from lower operating and raw material costs given continued progress on our productivity and procurement initiatives. These factors were partially offset by negative foreign currency impacts and costs associated with certain operating investments made to support future growth across our businesses.
Performance Coatings Results
Net sales in Performance Coatings of $638.8 million for the second quarter of 2015 represented an 8.2% increase year-over-year excluding negative foreign currency translation, and a decrease of 3.9% on an as-reported basis. Net sales growth drivers included volume growth of 2.0% and higher average selling prices of 6.2% in the period, more than offset by 12.1% unfavorable currency translation impact. Refinish end-market net sales increased 10.0% on a constant currency basis in the second quarter (decreased 2.3% as-reported), while our Industrial end-market posted 3.8% growth excluding the impact of currency (decreased 7.9% as-reported).
The Performance Coatings segment generated Adjusted EBITDA of $162.1 million in the second quarter, an 18.6% year-over-year increase. This result reflected positive volumes and pricing growth contributions, offset in part by negative foreign currency translation and modestly higher operating expenses from growth investments. Performance Coatings segment Adjusted EBITDA margin of 25.4% for the second quarter reflected a 480 basis point increase compared to the corresponding quarter of the prior year.

Transportation Coatings Results
The Transportation Coatings segment generated net sales of $455.3 million in the second quarter of 2015, an increase of 8.1% excluding foreign currency impacts, and a decrease of 1.4% on an as-reported basis, compared to the second quarter of 2014. Volume growth of 8.8% was the principal contributor to net sales growth, offset by unfavorable foreign currency translation which impacted net sales by 9.5% versus the prior year. Light Vehicle end-market net sales increased 5.5% on a constant currency basis compared to the second quarter of 2014 (decreased 4.5% as-reported). Our Commercial Vehicle end-market reported strong net sales growth of 17.9% on a constant currency basis versus last year (10.1% as-reported). Similar to the first quarter of 2015, Light Vehicle net sales growth was particularly robust in Asia Pacific and North America, with stable performance in Latin America and EMEA. Asia Pacific volume growth of over 25% was led by the continued ramp-up of volumes in China, where Axalta continues to launch business with customers based on contracts won over the previous two years. In the Commercial Vehicle end-market, strong heavy-duty truck production continued to drive solid growth from North America, while volumes continue to ramp strongly with relatively newer customers in Asia Pacific.
The Transportation Coatings segment generated Adjusted EBITDA of $93.4 million, an increase of 10.7% compared to the second quarter of 2014. Adjusted EBITDA growth was driven largely by positive volume effects as well as increased productivity from our operational improvement initiatives, partially offset by the impact of unfavorable foreign currency translation. The Transportation Coatings segment generated an Adjusted EBITDA margin of 20.5%, an increase of 223 basis points compared to the second quarter of 2014.
Balance Sheet and Cash Flow Highlights
We ended the quarter with cash and cash equivalents of $307.8 million. Our net debt was $3,251.5 million as of June 30, 2015, which resulted in a second quarter Net Debt to LTM Adjusted EBITDA ratio of 3.7x.
Second quarter operating cash flow was $103.7 million versus $80.9 million in the corresponding quarter of the prior year. Free cash flow after capital expenditures of $25.1 million totaled $78.6 million.
“We are pleased with our overall financial position as of the end of the second quarter 2015,” said Robert W. Bryant, Axalta’s Executive Vice President and Chief Financial Officer. “We are on track to generate solid free cash flow in 2015 and are making good progress on our growth and productivity-oriented capital investment projects that we expect to provide strong returns on investment.”
2015 Outlook
We are updating our outlook for the full year 2015, including:

•	Net sales growth of 5-7% in constant currency and down low- to mid-single digits versus previous expectation of flat-to-slightly down including currency impacts;

•
Adjusted EBITDA expectation of $870-$900 million up from $860-$900 million with an Adjusted EBITDA margin of approximately 20%; Q3 Adjusted EBITDA as a percentage of full year Adjusted EBITDA is expected to be 23%-25%; and

•
Other guidance assumptions remain unchanged including normalized effective tax rate of 27-29%, capital expenditures of approximately $150 million, and net working capital of 13-15% of net sales, excluding non-recurring items.

Conference Call Information
As previously announced, Axalta will hold a conference call to discuss its second quarter 2015 financial results on Tuesday, August 4th, at 8:00 a.m. EDT. The U.S. dial-in phone number for the conference call is (877) 407-0784 and the international dial-in number is +1 (201) 689-8560. A live webcast of the conference call will also be available online at http://ir.axaltacs.com. For those unable to participate in the conference call, a replay will be available through August 18, 2015. The U.S. replay dial-in phone number is (877) 870-5176 and the international replay dial-in number is +1 (858) 384-5517. The replay passcode is 13615105.

Cautionary Statement Concerning Forward-Looking Statements
This release may contain certain forward-looking statements regarding Axalta and its subsidiaries including those relating to our 2015 full year outlook, net sales growth, Adjusted EBITDA, effective tax rate, free cash flow, capital expenditures and net working capital. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Axalta’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measures
The historical financial information included in this presentation includes financial information that is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including constant currency net sales growth, Adjusted EBITDA, Net Debt and Adjusted Net Income. Management uses these non-GAAP financial measures in the analysis of our financial and operating performance because they assist in the evaluation of underlying trends in our business. Our use of the terms constant currency net sales growth, Adjusted EBITDA, Net Debt and Adjusted Net Income may differ from that of others in our industry. Constant currency net sales growth, Adjusted EBITDA, Net Debt and Adjusted Net Income should not be considered as alternatives to net sales, net income (loss), income (loss) before operations or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows or as measures of liquidity. Constant currency net sales growth, Adjusted EBITDA, Net Debt and Adjusted Net Income have important limitations as analytical tools and should be considered in conjunction with, and not as substitutes for, our results as reported under GAAP. This presentation includes a reconciliation of certain non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP.
About Axalta Coating Systems
Axalta is a leading global company focused solely on coatings and providing customers with innovative, colorful, beautiful and sustainable solutions. From light OEM vehicles, commercial vehicles and refinish applications to electric motors, buildings and pipelines, our coatings are designed to prevent corrosion, increase productivity and enable the materials we coat to last longer. With more than 150 years of experience in the coatings industry, the 12,600 people of Axalta continue to find ways to serve our more than 120,000 customers in 130 countries better every day with the finest coatings, application systems and technology. For more information visit axaltacoatingsystems.com and follow us @axalta on Twitter.

Financial Statement Tables
AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)
	Three Months Ended June 30,		Sixth Months Ended June 30,
	2015	2014	2015	2014
Net sales	$1,094.1	$1,126.6	$2,083.3	$2,174.0
Other revenue	7.0	7.7	15.3	14.7
Total revenue	1,101.1	1,134.3	2,098.6	2,188.7
Cost of goods sold	679.7	742.5	1,329.5	1,446.0
Selling, general and administrative expenses	245.5	250.6	458.5	497.3
Research and development expenses	12.8	12.1	25.7	23.4
Amortization of acquired intangibles	20.1	21.3	40.1	42.4
Income from operations	143.0	107.8	244.8	179.6
Interest expense, net	49.2	54.9	99.2	113.9
Other (income) expense, net	88.6	(1.6)	92.5	2.9
Income before income taxes	5.2	54.5	53.1	62.8
Provision (benefit) for income taxes	29.5	(1.3)	30.7	10.7
Net income (loss)	(24.3)	55.8	22.4	52.1
Less: Net income attributable to noncontrolling interests	0.8	2.0	2.4	2.6
Net income (loss) attributable to controlling interests	$(25.1)	$53.8	$20.0	$49.5
Basic net income (loss) per share	$(0.11)	$0.23	$0.09	$0.22
Diluted net income (loss) per share	$(0.11)	$0.23	$0.08	$0.22
Basic weighted average shares outstanding	232.3	229.1	231.1	229.1
Diluted weighted average shares outstanding	232.3	229.3	238.1	229.1

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions, except per share data)
	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$307.8	$382.1
Restricted cash	2.8	4.7
Accounts and notes receivable, net	869.5	820.4
Inventories	555.0	538.3
Prepaid expenses and other	78.0	62.9
Deferred income taxes	50.7	64.5
Total current assets	1,863.8	1,872.9
Property, plant and equipment, net	1,425.1	1,514.1
Goodwill	944.0	1,001.1
Identifiable intangibles, net	1,233.2	1,300.0
Other assets	464.7	482.6
Total assets	$5,930.8	$6,170.7
Liabilities, Shareholders’ Equity
Current liabilities:
Accounts payable	$445.5	$494.5
Current portion of borrowings	50.7	40.1
Deferred income taxes	6.3	7.3
Other accrued liabilities	334.6	404.8
Total current liabilities	837.1	946.7
Long-term borrowings	3,508.6	3,574.2
Accrued pensions and other long-term employee benefits	272.1	306.4
Deferred income taxes	179.4	208.2
Other liabilities	21.4	23.2
Total liabilities	4,818.6	5,058.7
Commitments and contingencies
Shareholders’ equity
Common shares, $1.00 par, 1,000.0 shares authorized, 235.6 and 229.8 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	234.6	229.8
Capital in excess of par	1,204.5	1,144.7
Accumulated deficit	(206.5)	(226.5)
Accumulated other comprehensive loss	(190.1)	(103.3)
Total Axalta shareholders’ equity	1,042.5	1,044.7
Noncontrolling interests	69.7	67.3
Total shareholders’ equity	1,112.2	1,112.0
Total liabilities and shareholders’ equity	$5,930.8	$6,170.7

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)
	Six Months Ended June 30,
	2015	2014
Operating activities:
Net income	$22.4	$52.1
Adjustment to reconcile net income to cash provided by operating activities:
Depreciation and amortization	150.1	152.9
Amortization of financing costs and original issue discount	10.2	10.3
Debt modification costs	—	3.1
Deferred income taxes	(7.1)	(14.1)
Unrealized loss on derivatives	1.3	3.8
Realized and unrealized foreign exchange (gains)/losses, net	66.5	(19.2)
Stock-based compensation	14.2	3.8
Asset impairment	30.6	—
Other non-cash, net	2.3	(7.5)
Decrease (increase) in operating assets and liabilities:
Trade accounts and notes receivable	(124.9)	(112.3)
Inventories	(41.1)	(24.3)
Prepaid expenses and other assets	(46.0)	(41.4)
Accounts payable	(16.2)	59.5
Other accrued liabilities	(42.0)	(47.6)
Other liabilities	(15.3)	(5.4)
Cash provided by operating activities	5.0	13.7
Investing activities:
Acquisition of controlling interest in investment affiliate (net of cash acquired)	(3.1)	—
Purchase of property, plant and equipment	(56.6)	(100.8)
Restricted cash	1.9	(1.9)
Proceeds from sale of affiliate	2.3	—
Investment in equity affiliate	(1.6)	—
Other investing activities	0.2	(0.1)
Cash used for investing activities	(56.9)	(102.8)
Financing activities:
Proceeds from short-term borrowings	3.1	16.7
Payments on short-term borrowings	(13.7)	(17.2)
Payments on long-term debt	(13.6)	(7.1)
Dividends paid to noncontrolling interests	(4.1)	(1.6)
Debt modification fees	—	(3.0)
Proceeds from option exercises	45.2	—
Tax windfall due to option exercises	6.7	—
Other financing activities	(0.2)	—
Cash provided by (used for) financing activities	23.4	(12.2)
Decrease in cash and cash equivalents	(28.5)	(101.3)
Effect of exchange rate changes on cash	(45.8)	(7.7)
Cash and cash equivalents at beginning of period	382.1	459.3
Cash and cash equivalents at end of period	$307.8	$350.3

The following table reconciles the net income (loss) to EBITDA and Adjusted EBITDA calculations discussed above to net income (loss) for the periods presented (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income (loss)	$(24.3)	$55.8	$22.4	$52.1
Interest expense, net	49.2	54.9	99.2	113.9
Provision (benefit) for income taxes	29.5	(1.3)	30.7	10.7
Depreciation and amortization	77.5	71.8	150.1	152.9
EBITDA	131.9	181.2	302.4	329.6
Inventory step-up (a)	0.5	—	0.5	—
Financing costs (b)	—	—	—	3.1
Foreign exchange remeasurement losses (gains) (c)	57.8	(14.6)	66.5	(14.5)
Long-term employee benefit plan adjustments (d)	0.2	2.2	0.4	4.5
Termination benefits and other employee related costs (e)	14.8	2.7	18.5	5.9
Consulting and advisory fees (f)	6.8	7.7	9.9	20.7
Transition-related costs (g)	—	33.6	—	47.5
Secondary offering costs (h)	0.3	—	1.7	—
Other adjustments (i)	13.2	8.2	11.1	11.0
Dividends in respect of noncontrolling interest (j)	(0.6)	(0.7)	(4.1)	(1.6)
Management fee expense (k)	—	0.8	—	1.6
Asset impairment (l)	30.6	—	30.6	—
Adjusted EBITDA	$255.5	$221.1	$437.5	$407.8

(a)	During the three and six months ended June 30, 2015, we recorded a non-cash fair value inventory adjustment associated with an acquisition. These amounts increased cost of goods sold by $0.5 million.

(b)	In connection with an amendment to the Senior Secured Credit Facilities in February 2014, we recognized $3.1 million of costs during the six months ended June 30, 2014.

(c)	Eliminates foreign exchange gains and losses resulting from the remeasurement of assets and liabilities denominated in foreign currencies.

(d)	Eliminates the non-service cost components of long-term employee benefit costs.

(e)
Represents expenses primarily related to employee termination benefits and other employee-related costs. Termination benefits include the costs associated with our headcount initiatives associated with cost saving opportunities that were related to our transition to a standalone entity and our Axalta Way cost savings initiatives in 2015.

(f)
Represents fees paid to consultants, advisors, and other third-party professional organizations for professional services. Amounts incurred for the three and six months ended June 30, 2015 primarily relate to our Axalta Way cost savings initiatives. Amounts incurred for the three and six months ended June 30, 2014 relate to our transition from DuPont to a standalone entity.

(g)	Represents charges associated with the transition from DuPont to a standalone entity, including branding and marketing, information technology related costs, and facility transition costs.

(h)	Represents costs associated with the offerings of our common shares by Carlyle that closed in April 2015.

(i)
Represents costs for certain unusual or non-operational (gains) and losses, including a $5.4 million gain recognized during the six months ended June 30, 2015 resulting from the remeasurement of our previously held interest in an equity method investee upon the acquisition of a controlling interest, stock-based compensation, equity investee dividends, indemnity losses associated with the Acquisition, and loss (gain) on sale and disposal of property, plant and equipment.

(j)	Represents the payment of dividends to our joint venture partners by our consolidated entities that are not wholly owned.

(k)
Pursuant to Axalta’s management agreement with Carlyle Investment for management and financial advisory services and oversight provided to Axalta and its subsidiaries, Axalta was required to pay an annual management fee of $3.0 million and out-of-pocket expenses. This agreement terminated upon completion of the IPO in November 2014.

(l)
As a result of the currency devaluation in Venezuela, we evaluated the carrying values of our long-lived assets for impairment and recorded an impairment charge relating to a real estate investment of $30.6 million.

The following table reconciles the net income (loss) to adjusted net income for the periods presented (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income (Loss)	$(24.3)	$55.8	$22.4	$52.1
Inventory step-up (a)	0.5	—	0.5	—
Financing Costs (b)	—	—	—	3.1
Foreign exchange remeasurement losses (gains) (c)	57.8	(14.6)	66.5	(14.5)
Termination benefits and other employees related costs (d)	14.8	2.7	18.5	5.9
Consulting and advisory fees (e)	6.8	7.7	9.9	20.7
Transition-related costs (f)	—	33.6	—	47.5
Secondary offering costs (g)	0.3	—	1.7	—
Other adjustments (h)	9.2	6.2	5.3	7.2
Management fee expense (i)	—	0.8	—	1.6
Asset impairment (j)	30.6	—	30.6	—
Total Adjustments	120.0	36.4	133.0	71.5
Income tax impacts (k)	13.4	29.8	32.5	35.9
Adjusted net income	$82.3	$62.4	$122.9	$87.7

(a)	During the three and six months ended June 30, 2015, we recorded a non-cash fair value inventory adjustment associated with an acquisition. These amounts increased cost of goods sold by $0.5 million.

(b)	In connection with an amendment to the Senior Secured Credit Facilities in February 2014, we recognized $3.1 million of costs during the six months ended June 30, 2014.

(c)	Eliminates foreign exchange gains and losses resulting from the remeasurement of assets and liabilities denominated in foreign currencies.

(d)
Represents expenses primarily related to employee termination benefits and other employee-related costs. Termination benefits include the costs associated with our headcount initiatives associated with cost saving opportunities that were related to our transition to a standalone entity and our Axalta Way cost savings initiatives in 2015.

(e)
Represents fees paid to consultants, advisors, and other third-party professional organizations for professional services. Amounts incurred for the three and six months ended June 30, 2015 primarily relate to our Axalta Way cost savings initiatives. Amounts incurred for the three and six months ended June 30, 2014 relate to our transition from DuPont to a standalone entity.

(f)	Represents charges associated with the transition from DuPont to a standalone entity, including branding and marketing, information technology related costs, and facility transition costs.

(g)	Represents costs associated with the offerings of our common shares by Carlyle that closed in April 2015.

(h)
Represents costs for certain unusual or non-operational (gains) and losses, including a $5.4 million gain recognized during the six months ended June 30, 2015 resulting from the remeasurement of our previously held interest in an equity method investee upon the acquisition of a controlling interest, the acceleration of stock-based compensation expense of $8.2 million, indemnity losses associated with the Acquisition, and loss (gain) on sale and disposal of property, plant and equipment.

(i)
Pursuant to Axalta’s management agreement with Carlyle Investment for management and financial advisory services and oversight provided to Axalta and its subsidiaries, Axalta was required to pay an annual management fee of $3.0 million and out-of-pocket expenses. This agreement terminated upon completion of the IPO in November 2014.

(j)
As a result of the currency devaluation in Venezuela, we evaluated the carrying values of our long-lived assets for impairment and recorded an impairment charge relating to a real estate investment of $30.6 million.

(k)	Represents income tax impact associated with the pre-tax adjustments as well as the impact of the removal of discrete income tax impacts within our effective tax rate.